Exhibit 10.7

AMENDED AND RESTATED

EXECUTIVE CHANGE OF CONTROL AGREEMENT

December 24, 2008

Scott C. Grout [Omitted]	Executive

RadiSys Corporation an Oregon corporation 5445 NE Dawson Creek Parkway Hillsboro, Oregon 97124	the Company

1. Employment Relationship. Executive is currently employed by the Company as President and Chief Executive Officer. Executive and the Company acknowledge that either party may terminate this employment relationship at any time and for any or no reason, provided that each party complies with the terms of this Agreement.

2. Release of Claims. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive agrees to execute a Release of Claims in the form attached as Exhibit A (“Release of Claims”). Executive promises to execute and deliver the Release of Claims to the Company within 21 days (or, if required by applicable law, 45 days) from the last day of Executive’s active employment. Executive shall forfeit the severance benefits outlined in this Agreement in the event that he fails to execute and deliver the Release of Claims to the Company in accordance with the timing and other provisions of the preceding sentence or revokes such Release of Claims prior to the “Effective Date” (as such term is defined in the Release of Claims) of the Release of Claims.

3. Compensation Upon Termination Following a Change of Control; Noncompetition. In the event of a Termination of Executive’s Employment (as defined in Section 6.1) (i) by the Company other than for Cause (as defined in Section 6.2), death or Disability (as defined in Section 6.4), or (ii) by Executive for Good Reason, and provided any of the events identified in the preceding clauses (i) and (ii) occurs within 12 months following a Change of Control (as defined in Section 6.3 of this Agreement) or within three months preceding a Change of Control, and contingent upon Executive’s execution of the Release of Claims without revocation within the time period described in Section 2 above and compliance with Section 9, and, with respect to the Remaining Payments (as defined below), continued compliance with the provisions of Section 3.1(a), Executive shall be entitled to the following benefits:

3.1 As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, the Company shall pay Executive a total amount in cash equal to twelve (12) months of Executive’s annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination (the “Base Severance”), payable as follows: (a) 25% of the Base Severance (the “First Payment”) will be paid in a single payment on the date that is six months and one day following Termination of Executive’s Employment, and (b) the remaining 75% of the Base Severance (the “Remaining Payments”) will be paid in six periodic payments on regular paydays beginning on the first regular payday following payment of the First Payment, provided that the first Remaining Payment will be an amount equal to one-half of the aggregate amount of the Remaining Payments. Payment of the Remaining Payments is subject to the following restrictions:

(a) During the period of the Remaining Payments, Executive agrees that Executive will not individually, and will not serve as or become a director, officer, partner, limited partner, employee, agent, representative, material stockholder (greater than ten percent (10%) of a company’s outstanding shares), creditor, or consultant of or to, or serve in any other capacity with any business worldwide which shall in any manner:

(i) Engage or prepare to engage in any business which competes directly with the Company; or

(ii) Solicit, hire or otherwise assist in any effort that attempts to employ or otherwise utilize the services of any employee of the Company.

For purposes of subclause (i), any company named as a competitor in the “Competition” section of the Company’s most recent Annual Report on Form 10-K will be deemed to be engaged in a business which competes directly with the Company; provided however, if a company so named as a competitor had revenues in its last fiscal year in excess of five times the Company’s revenues in its last fiscal year, and only a division or business unit representing less than half of such competitor’s revenues is engaged in a business which competes directly with the Company, only such division or business unit shall be deemed to be a competitor for purposes of subclause (i).

(b) Executive acknowledges and agrees that the time, scope, worldwide geographic area, and other provisions of this Section 3.1 are reasonable under the circumstances. Executive further agrees that if, at any time, despite the express agreement of the parties hereto, a court of competent jurisdiction holds that any portion of this Section 3.1 is unenforceable for any reason, the maximum restrictions of time, scope, or geographic area reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions held unenforceable.

3.2 As an additional severance benefit, the Company will provide Executive with up to twelve (12) months of continued coverage pursuant to COBRA under the Company’s group health plan at the level of benefits (whether single or family coverage) previously elected by Executive immediately before the Termination of Executive’s Employment and to the extent that Executive elects to continue coverage during such 12-month period.

3.3 All stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other similar awards granted to Executive under the Company’s 1995 Stock Incentive Plan, 2001 Nonqualified Stock Option Plan, 2007 Stock Plan or any other similar incentive plan shall vest in full; all stock options, stock appreciation rights and other similar purchase rights shall be immediately exercisable in full in accordance with the applicable provisions of the relevant award agreement and plan; and any risk of forfeiture included in any restricted stock, restricted stock unit, performance share, performance unit or other similar award shall immediately lapse. Stock options that are not incentive stock options under the Code, and stock appreciation rights shall also be amended to permit Executive to exercise such stock options and stock appreciation rights until the earlier of (i) 180 days after the date of the Termination of Executive’s Employment, or (ii) the date that each such stock option and stock appreciation right would otherwise expire by its original terms had Executive’s employment not terminated. Such vesting and extension of stock options and stock appreciation rights shall occur notwithstanding any provision in any plan or award agreement to the contrary. Any restricted stock unit, performance share, or performance unit that vests, becomes immediately exercisable in full, or is no longer subject to a risk of forfeiture pursuant to this Section 3.3 shall be paid or settled no later than two and one-half months after the end of the calendar year in which such restricted stock unit, performance share or performance unit vests. Notwithstanding the foregoing, this Section 3.3 shall not apply to any stock option, stock appreciation right, restricted stock, restricted stock unit, performance share, performance unit or other equity-based award, payment or amount that provides for the “deferral of compensation” (as such term is defined under Code Section 409A).

3.4 Notwithstanding any other provision in this Agreement, in the event that Executive would receive a greater after-tax benefit from the Capped Benefit (as defined below) than from the payments (including the monetary value of any non-cash benefits and the Acceleration) otherwise payable pursuant to this Agreement (the “Specified Benefits”), the Capped Benefit shall be paid to Executive and the Specified Benefits shall not be paid. The “Capped Benefit” equals the Specified Benefits, reduced by the minimum amount necessary to prevent any portion of the Specified Benefits from being subject to the excise tax imposed by Code Section 4999 or any successor provision. In determining the “Capped Benefit,” the Company shall reduce or eliminate the Specified Benefits, first by reducing or eliminating the portion of the Specified Benefits that is payable in cash, including by reducing or eliminating the Base Severance, second by reducing or eliminating the portion of the Specified Benefits that is not payable in cash (other than Specified Benefits as to which Treasury Regulations Section 1.280G-1 Q/A – 24(c) (or any successor provision thereto) applies (“Q/A-24(c) Payments”)), and third by reducing or eliminating Q/A-24(c) Payments (including by reducing or eliminating the Acceleration). In the event that any Q/A-24(c) Payment or Acceleration is to be reduced, such Q/A-24(c) Payment or Acceleration shall be reduced or cancelled in the reverse order of the date of grant of the awards. For purposes of determining whether Executive would receive a greater after-tax benefit from the Capped Benefit than from the Specified Benefits there shall be taken into account any excise tax that would be imposed under Code Section 4999 and all federal, state and local taxes required to be paid by Executive in respect of the receipt of such payments, assuming that such payments would be taxed at the highest marginal rate applicable to individuals in the year in which the benefits are to be paid or such lower rate as Executive advises the Company in writing is applicable to Executive. The independent public accounting firm serving as the Company’s auditing firm immediately prior to the effective date of the Change of Control (the “Accountants”) shall make in writing in good faith, subject to the terms and conditions of this Section 3.4, all calculations and determinations under this Section, including the assumptions to be used in arriving at such calculations and determinations, whether any Specified Benefits are to be reduced, and the manner and amount of any reduction in the Specified Benefits. For purposes of making the calculations and determinations under this Section, the Accountants may make reasonable assumptions and approximations concerning the application of Code Sections 280G and 4999. Executive shall furnish to the Accountants and the Company such information and documents as the Accountants or the Company may reasonably request to make the calculations and determinations under this Section. The Company shall bear all fees and costs the Accountants may reasonably charge or incur in connection with any calculations contemplated by this Section. The Accountants shall provide its determination, together with detailed supporting calculations regarding any relevant matter, both to the Company and to Executive by no later than ten (10) days following the Executive’s date of termination. The reduction or elimination of the Remaining Payments pursuant to this Section 3.4 shall not release Executive from his obligations under Section 3.1.

4. Withholding; Subsequent Employment.

4.1 Withholding. All payments provided for in this Agreement are subject to applicable withholding obligations imposed by federal, state and local laws and regulations.

4.2 Offset. Except as provided in Section 3, the amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer after termination.

5. Other Agreements. If cash severance pay is payable to Executive under this Agreement, cash severance pay shall not be payable to Executive under any other agreement with the Company in effect at the time of termination (including but not limited to any employment agreement).

6. Definitions.

6.1 Termination of Executive’s Employment. Termination of Executive’s Employment means that (i) the Company has terminated Executive’s employment with the Company (including any subsidiary of the Company) other than for Cause (as defined in Section 6.2), death or Disability (as defined in Section 6.4), or (ii) Executive, by written notice to the Company, has terminated his employment with the Company (including any subsidiary of the Company) for Good Reason (as defined below). For purposes of this Agreement, “Good Reason” means:

(a) a significant reduction by the Company or the surviving company in Executive’s base pay from the highest annual rate in effect at any time within the 12-month period preceding the Change of Control, other than a salary reduction that is part of a general salary reduction affecting employees generally;

(b) a significant reduction by the Company or the surviving company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans after the Change of Control compared to the total package of such benefits as in effect immediately prior to the Change of Control;

(c) the Company or the surviving company requires Executive to be based more than 25 miles from where Executive’s office is located immediately prior to the Change of Control except for required travel on Company business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Company immediately prior to the Change of Control; or

(d) the assignment of Executive to a different title, job or responsibilities that results in a material decrease in the level of responsibility of Executive with respect to the surviving company after the Change of Control when compared to Executive’s level of responsibility for the Company’s operations prior to the Change of Control, provided that Good Reason shall not exist if Executive continues to have substantially the same or a greater general level of responsibility with respect to the former operations of the Company after the Change of Control as Executive had immediately prior to the Change of Control even if the former such operations are a subsidiary or division of the surviving company.

A Termination of Executive’s Employment is intended to mean a termination of employment which constitutes a “separation from service” under Code Section 409A.

6.2 Cause. Termination of Executive’s Employment for “Cause” shall mean termination upon (a) the willful and continued failure by Executive to perform substantially Executive’s reasonably assigned duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Board of Directors which specifically identifies the manner in which the Board of Directors believes that Executive has not substantially performed Executive’s duties or (b) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to the Company. No act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of the Company.

6.3 Change of Control. A Change of Control shall mean that one of the following events has taken place:

(a) The shareholders of the Company approve one of the following:

(i) Any merger or statutory plan of exchange involving the Company (“Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which Common Stock would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of Common Stock immediately prior to the Merger continue to represent more than 50 percent of the voting securities of the surviving corporation after the Merger; or

(ii) Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

(b) A tender or exchange offer, other than one made by the Company, is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities representing more than 50 percent of the voting power of outstanding securities of the Company.

(c) The Company receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person, or more than one person acting as a group, of securities representing more than 50 percent of the voting power of outstanding securities of the Company, except that if such receipt shall occur during a tender offer or exchange offer described in (b) above, a Change of Control shall not take place until the conclusion of such offer.

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive, or a group of persons which includes Executive, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of the Company.

6.4 Disability. “Disability” means Executive’s absence from Executive’s full-time duties with the Company for 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness, as determined by Executive’s attending physician and in accordance with the Company’s Leave of Absence Policy, unless within 30 days after notice of termination by the Company following such absence Executive shall have returned to the full-time performance of Executive’s duties. This Agreement does not apply if the Executive is terminated due to Disability.

7. Successors; Binding Agreement. This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s legal representatives, executors, administrators and heirs.

8. Entire Agreement. The Company and Executive agree that the foregoing terms and conditions constitute the entire agreement between the parties relating to the termination of Executive’s employment with the Company under the conditions described in Section 3, that this Agreement supersedes and replaces any prior agreements relating to the matters covered by this Agreement, specifically the Amended and Restated Executive Change of Control Agreement by and between Executive and the Company dated February 27, 2007, and that there exist no other agreements between the parties, oral or written, express or implied, relating to any matters covered by this Agreement.

9. Resignation of Corporate Offices; Reasonable Assistance. Executive will resign Executive’s office, if any, as a director, officer or trustee of the Company, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such as a representative of the Company at the request of the Company, effective as of the date of termination of employment. Executive further agrees that, if requested by the Company or the surviving company following a Change of Control, Executive will continue his employment with the Company or the surviving company for a period of up to six months following the Change of Control in any capacity requested, consistent with Executive’s area of expertise, provided that the Executive receives the same salary and substantially the same benefits as in effect prior to the Change of Control. Executive agrees to provide the Company such written resignation(s) and assistance upon request and that no severance will be paid until after such resignation(s) or services are provided.

10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon, without regard to its conflicts of laws provisions.

11. Amendment. No provision of this Agreement may be modified unless such modification is agreed to in a writing signed by Executive and the Company.

12. Severability. Except as otherwise provided in Section 3.1, if any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.

13. Code Section 409A. This Agreement and the severance pay and other benefits provided hereunder are intended to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to Executive (or any other individual claiming a benefit through Executive) for any tax, interest, or penalties Executive may owe as a result of compensation paid under this Agreement, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Code Section 409A.

14. Costs and Attorneys’ Fees. In the event of any administrative or civil action brought by Executive to enforce the provisions of this Agreement, the Company shall pay Executive’s reasonable attorneys’ fees through trial and/or on appeal. The payment or reimbursement of expenses described in this Section 14 shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year nor shall such right to payment or reimbursement be subject to liquidation or exchange for another benefit. If any such payment or reimbursement would be deemed to be a deferral of compensation not exempt from the provisions of Code Section 409A and would be considered a payment upon a separation from service for purposes of Code Section 409A, and Executive is determined to be a “specified employee” under Code Section 409A, then any such payment or reimbursement shall be delayed until the date that is the earlier to occur of (i) Executive’s death or (ii) the date that is six months and one day following the date of the Termination of Executive’s Employment (the “Delay Period”). Upon the expiration of the Delay Period, the payments delayed pursuant to this Section 14 shall be paid to Executive in a lump sum, and any remaining payments due under this Section 14 shall be payable in accordance with their original payment schedule.

15. Prohibition on Acceleration of Payments. The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

RADISYS CORPORATION

By:	/s/ C. Scott Gibson	/s/ Scott Grout
	C. Scott Gibson Chairman of the Board	Scott C. Grout

EXHIBIT A

RELEASE OF CLAIMS

1. Parties.

The parties to Release of Claims (hereinafter “Release”) are Scott C. Grout and RadiSys Corporation, an Oregon corporation, as hereinafter defined.

1.1 Executive and Releasing Parties.

For the purposes of this Release, “Executive” means Scott C. Grout, and “Releasing Parties” means Executive and his attorneys, heirs, legatees, personal representatives, executors, administrators, assigns, and spouse.

1.2 The Company and the Released Parties.

For the purposes of this Release the “Company” means RadiSys Corporation, an Oregon corporation, and “Released Parties” means the Company and its predecessors and successors, affiliates, and all of each such entity’s officers, directors, employees, insurers, agents, attorneys or assigns, in their individual and representative capacities.

2. Background And Purpose.

Executive was employed by the Company. Executive’s employment is ending effective              under the conditions described in Section 3 of the Amended and Restated Executive Change of Control Agreement (“Agreement”) by and between Executive and the Company dated             , 2008.

The purpose of this Release is to settle, and the parties hereby settle, fully and finally, any and all claims the Releasing Parties may have against the Released Parties, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to Executive’s employment, any claim for reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to Executive’s employment, reemployment, or application for reemployment.

3. Release.

In consideration for the payments and benefits set forth in Section 3 of the Agreement and other promises by the Company all of which constitute good and sufficient consideration, Executive, for and on behalf of the Releasing Parties, waives, acquits and forever discharges the Released Parties from any obligations the Released Parties have and all claims the Releasing Parties may have as of the Effective Date (as defined in Section 4 below) of this Release, including but not limited to obligations and/or claims arising from the Agreement or any other document or oral agreement relating to employment compensation, benefits, severance or post-employment issues. Executive, for and on behalf of the Releasing Parties, hereby releases the Released Parties from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past failure or refusal to employ Executive by the Company, or any other past claim that relates in any way to Executive’s employment, compensation, benefits, reemployment, or application for employment, with the exception of any claim Executive may have against the Company for enforcement of the Agreement. This Release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under state statutes dealing with employment, discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Oregon Fair Employment Practices Act, OR ST Section 659.030 et seq., Oregon wage and hour laws, OR ST Section 652.010 et seq., the Oregon Family Leave Act, OR ST Section 659A.150 et seq., state wage and hour statutes, all as amended, any regulations under such authorities, and any applicable contract (express or implied), tort, or common law theories. Further, Executive, for and on behalf of the Releasing Parties, waives and releases the Released Parties from any claims that this Release was procured by fraud or signed under duress or coercion so as to make the Release not binding. Executive is not relying upon any representations by the Company’s legal counsel in deciding to enter into this Release. Executive understands and agrees that by signing this Release Executive, for and on behalf of the Releasing Parties, is giving up the right to pursue any legal claims that Executive or the Releasing Parties may have against the Released Parties. Provided, nothing in this provision of this Release shall be construed to prohibit Executive from challenging the validity of the ADEA release in this Section of the Release or from filing a charge or complaint with the Equal Employment Opportunity Commission or any state agency or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or state agency. However, the Released Parties will assert all such claims have been released in a final binding settlement.

3.1 IMPORTANT INFORMATION REGARDING ADEA RELEASE. Executive understands and agrees that:

(a)	this Release is worded in an understandable way;

(b)	claims under the ADEA that may arise after the date of this Release are not waived;

(c)	the rights and claims waived in this Release are in exchange for additional consideration over and above any consideration to which Executive was already undisputedly entitled;

(d)	Executive has been advised to consult with an attorney prior to executing this Release and has had sufficient time and opportunity to do so;

(e)	Executive has been given a period of time of 21 days (or, if required by applicable law, 45 days) (the “Statutory Period”), if desired, to consider this Release and understands that Executive may revoke his waiver and release of any ADEA claims covered by this Release within seven (7) days from the date Executive executes this Release. Notice of revocation must be in writing and received by RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124 Attention: Vice President, Human Resources within seven (7) days after Executive signs this Release;

(f)	any changes made to this Release, whether material or immaterial, will not restart the running of the Statutory Period.

3.2 Reservations Of Rights.

This Release shall not affect any rights which Executive may have under any medical insurance, disability plan, workers’ compensation, unemployment compensation, indemnifications, applicable company stock incentive plan(s), or the 401(k) plan maintained by the Company.

3.3 No Admission Of Liability.

It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of Executive or the Company or the Released Parties, by whom liability has been and is expressly denied.

4. Effective Date.

The “Effective Date” of this Release shall be the eighth day after it is signed by Executive.

5. No Disparagement.

Executive agrees that henceforth Executive will not disparage or make false or adverse statements about the Company or the Released Parties. The Company should report to Executive any actions or statements that are attributed to Executive that the Company believes are disparaging. The Company may take actions consistent with breach of this Release should it determine that Executive has disparaged or made false or adverse statements about the Company or the Released Parties.

The Company agrees that henceforth the Company’s officers and directors will not disparage or make false or adverse statements about Executive. Executive should report to the Company any actions or statements that are attributed to the Company’s officers and directors that Executive believes are disparaging. Executive may take actions consistent with breach of this Release should it determine that the Company’s officers and directors have disparaged or made false or adverse statements about Executive.

6. Confidentiality, Proprietary, Trade Secret And Related Information

Executive acknowledges the duty and agrees not to make unauthorized use or disclosure of any confidential, proprietary or trade secret information learned as an employee about the Company, its products, customers and suppliers, and covenants not to breach that duty.

Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of Executive’s Employee Agreement with the Company and any section(s) therein. Should Executive, Executive’s attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of the Company, Executive shall promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

7. Scope Of Release.

The provisions of this Release shall be deemed to obligate, extend to, and inure to the benefit of the parties; the Company’s parents, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers, and employees; and each party’s insurers, transferees, grantees, legatees, agents, personal representatives and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and Effective Date of this Release.

8. Entire Release.

This Release and the Agreement signed by Executive contain the entire agreement and understanding between the parties and, except as reserved in Sections 3 and 6 of this Release, supersede and replace all prior agreements, written or oral, prior negotiations and proposed agreements, written or oral. Executive and the Company acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and the Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.

9. Severability.

Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

10. References.

The Company agrees to follow the applicable policy(ies) regarding release of employment reference information.

11. Parties May Enforce Release.

Nothing in this Release shall operate to release or discharge any parties to this Release or their successors, assigns, legatees, heirs, or personal representatives from any rights, claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Release.

12. Governing Law.

This Release shall be construed in accordance with and governed by the laws of the State of Oregon, without regard to its conflicts of laws provisions.

Dated:
Scott C. Grout

STATE OF OREGON	)
)ss.
County of	)

Personally appeared the above named Scott C. Grout and acknowledged the foregoing instrument to be his voluntary act and deed.

Before me:
NOTARY PUBLIC – OREGON My commission expires:

RADISYS CORPORATION

By:		Dated:
Its:
On Behalf of RadiSys Corporation and “Company”